Exhibit 99.2

NCO Group, Inc.

First Quarter 2008 Investor Conference Call

Moderator: Michael Barrist

May 21, 2008

11:00 am ET

Operator:

Good morning. My name is Teresa and I will be your conference operator today. At this time I would like to welcome everyone to the NCO First Quarter Results conference call.

All lines have been placed on mute to prevent any background noise. After the speaker’s remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you.

Mr. Barrist, you may begin your conference.

Michael Barrist:

Okay. Thank you operator. Thank you everyone for joining NCO Group’s conference call for the first quarter of 2008.

Statements in this conference call and in our press release issued May 16th, other than historical facts, are forward-looking statements as defined under Federal security laws.

Actual results might differ materially from those projected in the forward-looking statements. Factors that might cause actual results to differ materially are discussed in the company’s earnings press release.

The company disclaims any intent or obligation to publicly update or revise any forward looking statements regardless of whether new information becomes available, future developments occur or otherwise.

Today’s call will cover several key topics. I’ll review in detail the quarterly financial and operational highlights for each of our divisions, including new business opportunities and trends and the growth and profitability of each operating unit.

After my prepared remarks, John Schwab, our Chief Financial Officer will provide a detailed overview of this quarter’s financial results. We’ll then open up the call for questions.

It is important to remember as I discuss our financial results that all of NCO’s prior year financial information has been restated to present the combined results of NCO and Systems & Services Technologies, Inc., or SST. John will discuss the restatement in more detail later in this call.

I am pleased to report that during the first quarter NCO exceeded its operating plan despite the ongoing impact of the consumer driven downturn that began during the third quarter of 2007.

For the quarter, NCO reported a net loss of $9.2 million on EBITDA of $36.8 million. These results included the impact of approximately $6.2 million of an allowance for impairment on purchased accounts receivable as well as approximately $5.5 million of non-recurring charges primarily related to the company’s acquisition of SST. This compares to EBITDA of $43.9 million for the same period last year.

NCO is organized into three operating units; Accounts Receivable Management or ARM, Customer Relationship Management or CRM and Portfolio Management.
During the first quarter of 2008, the ARM Division operated well above its revenue targets. Revenue from outside clients in this division exceed our expectations by approximately $10.6 million.

This is a result of increased volume from new and existing clients primarily in our early staged delinquency business, and we’ve begun to offset some of the impact of lower consumer responses on our ARM Division.

These increases were offset by approximately $5.5 million less in revenue derived during the first quarter from our Portfolio Division, which I’ll discuss in more detail in a few moments.

Profitability within this division also exceeded expectations as additional business improved our utilization within existing delivery channels at incrementally stronger margins. In addition to the positive impact in new volume, our ARM Division continued to benefit from ongoing restructuring.

These ongoing changes to the ARM Division’s cost structure in conjunction with ongoing deployment of virtual technology, including segmentation modeling and advanced predictive analytics, continues to yield benefits that will help offset further deterioration in the economy.

While an economic downturn negatively impacts our ARM service business during the early part of the downturn, we’re ultimately able to manage through the transition since our clients incur the impact of lower collections and we are only tasked with managing away the adverse P&L impact of the downturn.

This is accomplished through careful management of our expense base and work rules in order to offset the declines in revenue derived per account with the increase volume we ultimately realize from every client relationship. This is an ongoing process that happens in real time.

Additionally we need to deploy new resources or re-deploy otherwise unneeded resources in order to meet new client ramp needs. We view the cost containment process and the new opportunity process as distinct disciplines in order to be sure we never maintain unneeded resources.

This cycle has followed our historical trend whereby the rapid onset of a weakening collection environment is offset by an expedited need for client services, as our clients strive to meet the challenges of a more difficult operating environment.

At the end of the first quarter we began the execution of our plan to maximize the opportunity we could derive from the economic stimulus payments to be distributed during the second quarter. Targeted mailings and contact campaigns are being executed and we will be tracking responses in order to capture the impact of this program. During the last stimulus event, we noted a favorable impact in payment patterns. While we are remaining optimistic, the competition for these dollars is stronger than in the past. Accordingly we are not expecting a meaningful impact and we have not budgeted for such an impact.

During the quarter, labor costs, which is the cost of an average employee in the company over time, increased slightly in this division as compared to last quarter.

During the quarter, our efficiency of labor, which is the amount of NCO labor utilized to derive revenue, including the amount of new client labor drag, increased slightly from last quarter.

Revenue per CTE, or calculated time equivalent, is the correlation between revenue and the amount of staff required to run our business over time. These numbers remained strong during the first quarter due to the fact that we were able to more efficiently manage our labor through the use of automation and statistical segmentation.

During the first quarter, revenue per CTE was approximately $6,095, $6,255 and $6,292 per month in January, February and March respectively.

As I previously discussed, our operating model dynamically manages expenses taking into consideration current revenue trends and seasonality; cutting expenses where appropriate and in some cases increasing expenses for certain clients in order to maintain our performance amongst our peers in an effort to maximize profitability.

This allows us to earn incremental business from our clients as they continue to rationalize their internal call center and AR functions. We also continue to use our size to leverage labor and our vendor relationships in order to maximize our cost structure and profitability. This business model in conjunction with our foreign labor initiatives always allows us to more productively deal with the pressures of clients pushing for improved results while aggressively pursuing incremental client opportunities for those same clients. Growth form existing clients combined with new client wins gives us the opportunities we need to fulfill our growth and profitability expectations.

During the quarter we continued to execute our plan to drive more of our labor requirements to more cost effective geographies. This balancing of our labor between domestic, near shore and offshore locations has allowed us to better meet the increased needs of our ARM clients for early stage delinquency management, as well as expand the near shore and offshore collection of domestic bad debt contingency accounts. Additionally, available North American capacity as a result of the SST and OSI transactions, which I will discuss in a moment, has allowed us to harvest new and existing client opportunities on an expedited basis.

We assess the affects of the labor markets on an ongoing basis and expect to continue to accelerate the movement of labor offshore as an effective strategy will continue to yield a more cost effective payroll structure for NCO as we move into the future.

At the close of the quarter, we had approximately 1,462 employees in Canada, 770 employees in India, 730 employees in the Philippines and 655 employees in the Caribbean and 65 employees in Central America available to deliver services to U.S. ARM clients. Additionally, during the first quarter we continue to explore opportunities to leverage foreign labor for reduction of certain of our admin, IT and accounting costs.

Offering our clients the most cost effect and efficient access to labor and expertise with consolidated results from multiple locations in and outside the United States has always been a competitive advantage for NCO and a further means of providing a differentiated service offering as we continue to move forward in the ARM space and expand our services in a broader BPO industry. While providing cost effective access to better labor markets is critical to our long term success. It is only one piece of a broader transition that’s been under way for many years.

Our CRM business entered 2008 with a solid business plan and a planned resolution of several of the issues that have negatively impacted the fourth quarter. I am pleased to also report that during the first quarter, our CRM Division exceeded its revenue and profitability targets due to several key new pieces of business as well as increased volumes from existing customers. This strong quarterly performance in conjunction with the amount of incremental opportunity in the market continues to position this Division as one of our strongest growth opportunities over the next few years.

During the quarter, this Division continued to focus on the process of fine-tuning the operating attributes of each client engagement in order to further refine the operating model to reduce costs, increase pricing where appropriate and further deploy technology as well as advance predictive analytics that reduce labor needs.

This process will result in ongoing reductions to our Canadian workforce as we work with our CRM clients to move more business to alternative geographies within the NCO network. The resulting improvement to profitability should continue through 2008.

At the end of the quarter, this Division had approximately 4,036 employees in the Philippines, 2,773 employees in Canada, 1,600 employees in Panama and 225 employees in the Caribbean to deliver services to U.S. CRM clients. Based on client requests for additional capacity, we’re executing several ongoing expansion plans. We continue to focus on expanding our presence in Latin America in order to meet client needs as we build out more seats in Panama. Additionally, we continue to focus on the expansion of our resources in the Philippines. Our second site which is located at Clark Air Force Base came online in April and we’re currently negotiating for a third location to be available by year end.

The Portfolio Management Division continued to be challenged by the ongoing consumer downturn. During the first quarter, this Division was below its revenue and profitability objectives due to a $6.2 million allowance for impairment of purchased accounts receivable, as well as a weak resale environment and lower than expected revenue as a result of fewer portfolio purchases during the quarter.

As we discussed last quarter, we view that there are three key elements to managing a portfolio business through a consumer downturn. Initially we need to evaluate the assets we own to assure that our carrying value is appropriate based on current consumer payment trends. This process resulted in a valuation allowance, or impairment charge, of approximately $25.0 million during the fourth quarter of 2007. Ongoing analysis of payment trends during the first quarter of 2008 resulted in an incremental valuation allowance during the quarter of $6.2 million. This process is ongoing and may result in incremental impairments or recapture of previously impairment amounts as payment patterns continue to develop throughout the year.

Secondly, each of our current commitments that were priced prior to the downturn needed to be evaluated to determine the impact of these consumer changes to the pricing to which we committed. Where appropriate, we have negotiated with clients to make needed adjustments.

And finally, pricing models were revised to take into consideration current payment trends and increased volatility. This is accomplished by using NCO real time performance data and increasing certain IRR expectations to offset volatility.

These initiatives have caused NCO to take a more timely approach to the review of portfolio carrying values than many of our competitors. Our recognition of impairment happened earlier in the cycle giving us comfort that our predictive methodologies have placed us on the leading edge of the information flow relative to how consumers are impacted by the current economy.

All in all, prices have come down into the range of rationality. However, certain of our competitors continue to pay premiums for portfolios as is evidenced by our diminished volume of purchases during the quarter.

With that said, we are comfortable with the purchases we have made since the downturn and continue to believe that over the next several quarters the most attractive buying opportunities will begin to materialize.

Our Portfolio Division continues to deploy its highly successful process of using its predictive modeling to identify and sell specific accounts that have a very low probability of collection within NCO resources. During the quarter we sold fewer portfolios than planned as a result of a weak resale environment.

During the quarter this Division purchased accounts receivable with a face value of $1.4 billion for a total price of $38.5 million. For all of 2007 this Division purchased accounts receivable with a face of $5.8 billion for a total price of $117.5 million.

During the first quarter of 2008, we completed our planned acquisitions of Systems & Services Technologies, Inc. and Outsourcing Solutions, Inc. The integration of these businesses is proceeding ahead of plan, and we expect that the addition of these companies will further define NCO as the partner of choice for our clients as they navigate through this more challenging economy.

Before I turn the call over to John, I’d like to take a moment to focus everyone’s attention to the ongoing benefits we are deriving from our strategy of diversity. For many years we’ve been focused on providing a full range of ARM and CRM services as well as portfolio acquisitions across a wide array of industry verticals. During the last several quarters as our portfolio business has transitioned from a cycle of extreme profitability into a more challenging environment the strong performance in our service business units have more than offset these challenges. We remain committed to this diversity and as the portfolio business reenters the cycle of opportunity, as pricing continues to fall and competitors struggle, we believe we’ll be able to maximize opportunity in all of our business units.

I’ll now turn the call over to John Schwab for financial review of the quarter.

John Schwab:	Thanks Michael. As Michael had mentioned, all of NCO’s prior year financial information has been restated to present the combined results of NCO and SST.

Prior to the acquisition, SST was a subsidiary of JPMorgan Chase. Additionally, One Equity Partners, which is our private equity firm, is also a subsidiary of JPMorgan. Since there was common control, NCO is required to treat the acquisition as an “as-if pooling-of-interests” transaction. This treatment results in the presentation of the historical statements from November 15, 2006, which is the day that NCO went private, to January 2, 2008 on a combined basis.

That being said, the remainder of this discussion will include the restated amounts that were reported in our earnings release and our 10-Q.

Revenue for the first quarter of 2008 was $364.6 million. This represents an increase of $29.4 million or 8.8% from the first quarter of last year and an increase of $69.9 million or 23.3% from last quarter.

The company reported EBITDA of $36.8 million and a net loss of $9.2 million. In the prior year, the company had reported EBITDA of $43.9 million and a net loss of $2.5 million.

The results for 2008 include the impact of a $6.2 million allowance for impairment on purchased accounts receivable recorded in the first quarter as well as $5.5 million of charges primarily related to the SST acquisition.

The charges for SST would typically have been part of purchase accounting but were charged to the income statement since the acquisition was treated as an “as-if pooling-of-interests”.

Breaking down the revenue components, ARM reported $273.2 million of revenue this quarter compared to $239.9 million last quarter and $230.3 million last quarter. This represents a 13.9% increase from the first quarter of last year and a 24% increase from the last quarter.

Excluding the impact of the acquisition of OSI on February 29th, which added $35.7 million of revenue, ARM’s revenue for the first quarter was $237.4 million which was a 1.0% decrease from last year and a 7.8% increase from last quarter. The increase from last quarter was primarily a result of the increased demand for first party collection services. This was offset partially by the affects of the weaker collection environment on third party collections and decreases in revenue from the Portfolio Management Division.

ARM included revenue of $22.9 million for services performed for Portfolio Management during the first quarter of this year. This compares to $27.7 million last year and $27.3 million last quarter.

CRM reported $85.7 million of revenue this quarter compared to $79.1 million in the first quarter of last year and $84.6 million last quarter. This represents and 8.4% increase over the first quarter of last year and a 1.3% increase over last quarter. The increases were attributable to the increased client volumes related to the implementation of new client contracts during 2007. The implementation of the new CRM contracts has progressed and the revenue from such opportunities has significantly impacted the Division as reflected in the increases in revenue this quarter.

However, as we projected, there was pressure on our margins as these clients are ramping up to full capacity. As we’ve discussed in the past, the company does incur significant un-reimbursed training costs as well as labor and efficiencies as employees are learning the client programs.

Portfolio Management generated $28.7 million of revenue this quarter as compared to $43.9 million for the same quarter last year and $18.3 million last quarter. This represents a 34.6% decrease from the same quarter last year and an increase of 56.8% over last quarter.

The decrease from the first quarter of last year primarily reflects the impact from the lower consumer payment patterns including the $6.2 million reduction in revenue due to the allowance for an impairment of purchased accounts receivable recorded in the first quarter of 2008.

The increase from last quarter was due to the $25.0 million reduction in revenue from the allowance for impairment recorded last quarter, partially offset by higher gains from sales of purchased accounts receivable last quarter as well. Since these impairments are based on our current expectations for collections on existing portfolios, if consumer payment patterns decline further, we may need to record additional impairments. If consumer payment patters are better than currently expected, we may be able to recoup all or a portion of the impairment allowance.

Revenue from sales of purchased accounts receivable this quarter was $823,000. This compares to revenue of $614,000 in the first quarter of last year and $9.3 million last quarter from the sale of purchased accounts receivable. We continue to sell certain blocks of receivables from numerous portfolios. These receivables include accounts, which are deemed to have a very low liquidation value in the NCO environment.

Collections on purchased portfolios during the quarter, during the first quarter excluding proceeds from portfolio sales were $53.2 million as compared to $61.9 million for the same quarter last year and $48 million last quarter. The decrease from last year is primarily due to a more difficult collection environment.

Moving on to expenses. On an overall basis, payroll and related expenses as a percentage of revenue increased to 53.9% as compared to 51.4% last year and increased slightly from 53.4% last quarter. The increase from last year primarily reflects the affect of the OSI acquisition.

On an overall basis, selling, general and administrative expenses as a percentage of revenue increased to 35.3% as compared to 34.7% last year and 34.2% last quarter. Again, the increases were primarily related to the acquisition of OSI.

For the first quarter of 2008, we reported income tax benefit of $3.9 million. This was the result of losses on our domestic ARM and CRM operations during the quarter combined with the higher level of profits from our international operations, which are taxed at low rates.

And lastly some notes on financial condition. On March 31, 2008, the company had $46.6 million in cash and equivalents. During the quarter, Portfolio Management acquired $38.5 million of new portfolios with a face amount of $1.4 billion.

Capital expenditures in the first quarter were $7.9 million or 2.2% of revenue for the quarter, which is in line with last quarter’s expenditures of $6.3 million or 2.2% of revenue.

During the quarter, our accounts receivable days outstanding decreased to 48 days from 50 days in the first quarter of last year and 52 days last quarter. This decrease was primarily related to certain large accounts receivables due in the fourth quarter of 2007 that came in in early January. Cash flows provided by operations in the quarter were $29.7 million.

I’d now like to walk you briefly through our financing activity. On February 29th we acquired OSI for a purchase price of $325 million. We funded a portion of the acquisition with a $139 million add on term B loan to our senior credit facility.

Additionally, OEP and NCO management and other co-investors provided us with the remainder of the funding for the acquisition through an additional equity investment.

I think it’s also important to note that the transaction was structured as a de-leveraging event since the majority of the purchase price was funded through equity contributions.

In connection with the $139 million add on term loan B, the interest rates on the new an existing term loan borrowings were also amended. Following the amendment, the current LIBOR term borrowings bear interest at a rate equal to LIBOR plus a margin of 4.25% as compared to a margin of 3% prior to the amendment.

At March 31 we had $61.0 million outstanding on our revolving credit facility.

During the quarter we had repayments net of borrowings of $706,000 of debt under the company’s non-recourse credit agreement. As of March 31, 2008 the total amount outstanding under this facility was $51.9 million including the market value of the lender’s residual interest, which was $7.9 million.

Now I’ll turn things back to Michael.

Michael Barrist:	Great. Thank you. Operator, could we please open up for questions.

Operator:	Sure. At this time I would like to remind everyone in order to ask a question, please press star then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Again, to ask a question, press star then the number 1.

Your first question comes from the line of (Gary Mark) with Commerce Bank.

Peter Davis:	Yes. Good morning gentlemen. Peter Davis at Commerce. John, you had mentioned that you had a fair amount of ramp up cost un-reimbursed in the CRM Division in the first quarter and I was just wondering if you could - if you quantified what the dollar amount was.

John Schwab:	Yeah Peter, we did say that we did have some ramp costs that went on in the first quarter. We typically don’t quantify those types of costs because they are fairly difficult to nail down between what’s really incremental versus what’s ongoing. However, I will tell you that ramp costs in the first quarter were significantly less than they’ve been in prior quarters due to a lot of the activities that occurred in 2007. So I can just kind of give you a little trending feel that the amount has come down significantly than where it was in the third and fourth quarters of last year. But that’s not something that we really spike out specifically.

Peter Davis:	Okay. And question about the OSI acquisition. I’m just trying to get back to what’s sort of an adjusted EBITDA number. The $18.8 million of deal expenses with OSI, were those capitalized or were those expensed?

John Schwab:	OSI deal expenses are capitalized because that was accounted for as a normal purchase accounting transaction. The only one that had a little bit of unusualness was that related to SST, which was treated as a pooling which we thought were dead but have since come back for certain related party transactions.

Peter Davis:	And just one last question. I did see in the statement a dividend for the quarter and wondering what the ongoing dividend policy is going to be.

John Schwab:	Peter the dividend that you saw really relates to the preferred stock that we have with OEP and our other equity holders. It’s a PIK dividend. It’s just additional preferred stock that gets sent out to those guys.

From a cash standpoint, there’s no cash that goes out the door. The preferreds mirror significantly the activity that we have relating to our other Class L common stock that’s outstanding.

And in addition what you also saw was that when we bought SST, it was a cash and stock transaction. And so when we bought the company, we were deemed to have dividended that cash up to JPMorgan rather than the real purchase accounting which is just cash paid for the acquisition, if that makes sense.

Peter Davis:	Yeah. It does. Thanks for clarifying that John.

John Schwab:	Just to be clear, we do not pay dividends. That was the acquisition and again due to the fact that it was something of a related party that created a little bit of a situation there.

Peter Davis:	Great. Thanks.

Operator:	Again, to ask a question, press star then the number 1. Okay sir, at this time - I’m sorry. You do have another question from the line of Craig Chobor with Solus.

Craig Chobor:	Hi guys. Can you just give a little more color on the consumer weakness that you’re seeing? Is it becoming more difficult to collect on these or more phone calls, more letters? How should we think about that?

Michael Barrist:	Well, it started in the third quarter of last year. It got really bad in the fourth quarter. Let me just stop there for a second, then I’ll kind of roll you forward past that. Basically we’ve seen it has become meaningfully more difficult to collect from consumers primarily in the lower to mid-range of credit score. Historically the low end credit scores get hit the hardest and the mid-range less, but I think given what we’ve seen in the mortgage areas and other stuff that a lot of these people that make a nice living but live on the edge have really been impacted as well.

Certainly to the extent we can deploy more resource to offset some of that more difficult collection environment, we try to do. And in some cases, certainly where we own the portfolio, it’s in our best interest obviously to spend a little more money trying to collect to avoid impairment. We believe we’ve made those decisions in a rational way to do everything we can do to improve collectability to not have as much impairment.

When it’s a client owned receivable, the story’s a little different. Certainly we’re always trying to do more for our clients and give them good value, but we can’t afford to put unlimited resources into client collection activity. So we have to work within the parameters in-house.

Since the end of the year, we kind of had a view of where the first quarter would go. And the first quarter is our best quarter traditionally but is sometimes a hard quarter to predict because it relies upon tax season and tax season usually rolls in towards the end of January. It gets a little earlier each year with more and more people filing electronically. Tax season usually lasts well into April.

January and February proceed from a payment pattern perspective pretty much as planned. Where we did see a deviation and we’ve heard from most of our competitors. Most of our friendly competitors who are involved with the clients have seen this as well, is that the tax season bubble that we typically see did not last through March. It kind of waned off at the end of March. About a week and a half before the end of the month it started to decrease and we had very little up-tic in April.

With that said, that is the real reason why you’ve seen some further adjustment in our view of collectability. I will tell you the second quarter has pretty much, other than the fact tax season is missing in part of April, has pretty much been as planned. A little more difficult than we would have liked but the volumes by far outweighing any of the difficulty.

And typical to prior downturns, that’s really what you see in the service business, the downturn hurts and bites you on the front end but as it progresses and the clients feel the same thing we do. The volume by far can outweigh that. That’s really what we’re focused on right now, doing the best job we can do within the environment we’re in but also being about to deploy as much incremental business as possible for clients.

Craig Chobor:	Are you expecting any pickup in the second quarter or third quarter from the rebate checks that are going out?

Michael Barrist:	I talked about the whole plan we’ve got around that. We have not seen any increase relative to the rebate checks although there’s discussion internally here and I think at most of our clients, and probably just about everybody that’s trying to get some of that money, about whether you’re not seeing a bubble from it or rather what you’re seeing is it masking some further degradation.

We don’t know the answer to that yet. We have not budgeted any assumption that we’re going to see an increase from that. So if we get it, it’ll be a found money type situation. But we’re watching that very carefully and we have not felt any increase.

And most of the stuff I’ve read to date from retailers and other people is even though the Government claims they’ve sent a bunch of these checks out, we can document very few people of having gotten them in our base and we have not seen any up-tic from it.

Craig Chobor:	Great. And then on the portfolio purchasing side, I think West Corp noted that they were reviewing their Cargill relationship. Have you guys - have you been in discussion with Cargill or are you sort of in the same spot they are?

Michael Barrist:	First of all, we are not in the exact situation they are because I believe they have announced that they are not going to be buying anything for the remainder of the year. That was the press release I read unless something’s changed since then.

But I will tell you we have been in discussions with Cargill since the first time we ever did a deal with Cargill and our relationship is always evolving. But we are still doing deals and underwriting deals with Cargill. We haven’t bought a lot together primarily because we haven’t bought a lot.

But, last week there was an investment committee called. They were in it. They are still working with us. So we do not have the same specific issue going on but certainly, I don’t want to ever make anyone think that we signed a deal with Cargill years ago and then it just kind of flows and we do what we want. They’re a very involved partner.

So to answer your question directly, no, we don’t have the same issues they do. But we always have dialog with them and they have been active with us to date. And any of the specific portfolios that have had impairments and stuff we’ve been able to work with them to make sure they’re comfortable with what we’ve done.

Craig Chobor:	Okay. Great. One of nice things about the OSI acquisition is you take a competitor out of that market. Does their business get to, you know, roll into yours now and does that basically just eliminate a competitor now in the market for portfolios?

Michael Barrist:	Well their portfolio business had been inactive for many years since their bankruptcy and they had started last year resurrecting it. They brought a new management team in.

It’s interesting because we knew pretty early on that that was not going to be a fit within NCO’s world and that we were going to shut down that business because they hadn’t really bought anything yet. But they did have some deals in the pipeline.

And it’s interesting because one of the deals that was in their pipeline, the person who was running that portfolio business has started his own company and he actually sourced the servicing of that deal. It wasn’t a fit for us to buy it, but he sourced the servicing of that deal through our new SST entity.

So we’re already seeing some good benefits from that. But they weren’t really a competitor in the sense of they weren’t active in the market at the time. The management team that they brought in is a pretty well known management team.

I think you have to make the assumption that they would have become active. So I guess we could look at it like we’ve eliminated a competitor. And we have, like any other industry, a few really strong competitors in the business. There’s a bunch of people that may or may not be here but there’s always going to be some strong competitors in this business.

I think the good news is that most of the strong competitors that we know and respect are people that pay rational dollars for portfolios. So while we’ve seen pricing come down already, our view is that by the end of the year, it’ll get a whole lot more rational and that’s one of the reasons why we’re not going crazy. We’re buying what we know is a good deal and we’re kind of sitting tight, leveraging on the over performers of the service business because that allows us the luxury of doing that. And then when the time is right and the best buys are out there, we’ll attack.

Craig Chobor:	I got you. So you didn’t see OSI bidding against you the last couple of years then.

Michael Barrist:	No. We saw them a lot in the service business. I mean, they’ve built a very, very great servicing business, which again we had said earlier, it really didn’t have a lot of duplication with our client base. So that’s the good news. And that integration is proceeding extremely well.

Craig Chobor:	Great. And that Merrill Lynch facility that they had is gone then.

Michael Barrist:	Yes. Yes. There was nothing drawn on it. It’s gone.

Craig Chobor:	All right. Great. Thanks guys.

Operator:	Your next question comes from the line of Francoise Berthelot from Blue Mountain Capital.

Francoise Berthelot:	Yes. Good morning. This is Francoise Berthelot. Question on comment I heard on the call and in your press release that results have been above expectations. Have you - can you refresh my memory? Give me - is there a guidance that’s public or how do - how do I quantify how much above expectations results are?

Michael Barrist:	We do not provide public guidance. We do provide on the private side for some of the lending group budget information but not on the public side. I tried as I went through the different areas to kind of quantify where we were piece by piece from a revenue perspective.

The numbers we gave out is we’re about $10 million over on outside client revenue in the ARM business offset by about five and a half million of internal revenue from the portfolio business that wasn’t there. So that would be about four and a half. With CRM, I did not give any details and on Portfolio I did not give any details and we historically have not given guidance since we went private.

Francoise Berthelot:	Okay. All right. This next question might be tough to answer as well. I’m looking at your EBITDA and - $36.7 and I’m adding back the $5.5 and the $6.2. So I get to $48 million. That seems a little light on a pro forma with the OSI acquisition. Does that - first of all, how much of - I mean, I don’t know if you can disclose it, but how much did OSI contribute at the EBITDA line? And how much should we expect OSI to contribute going forward?

John Schwab:	First of all, I guess to answer pieces of the question, I guess some of the numbers that you discussed, you’ve taken the numbers and adding in the $5.5 and the $6.2 to get to a number, those are actual numbers. That’s not a pro forma number. OSI transaction closed on the 29th of February so they’re included in our results for only one month of the year, just for clarity sake. So that’s for month of March.

From an OSI standpoint, we have not specifically broken out the amount of revenue that comes from there only because on a go forward basis we’re going to be unable to do that as the businesses effectively are merging together as the previous caller had asked.

From our services business, a lot of that has been and will continue to be pushed together with the NCO business which will be difficult to make comparisons on a go forward basis. But, we do believe that we had a decent first quarter. Certainly, OSI was in there for only one month of the activity, the $35 million. And that’s what I can tell you as far as that goes.

Francoise Berthelot:	All right. Thank you.

Operator:	Your next question comes from the line of Kevin Moss with Nationwide Insurance.

Kevin Moss:	Hi. Good morning. I want to ask you guys if the current economic downturn is more severe than I guess in your past experience. Do you plan to make any like changes in your assumption or models to reflect that especially I guess in the portfolio purchasing side?

Michael Barrist:	Yeah. That’s actually a great question. The answer to your question is we model everything both on the service side as well as on the portfolio purchase side and those models drive impairment. And some of the changes that we’ve made starting last year, as you know, we always look at trends to try and understand what’s going on. One of the things we did towards the end of last year is we stopped looking at a long trend and really got on the leading edge of the statistics knowing that there had been a sea change in what had happened.

So the timeframe that we look at now to ascertain if the portfolio is getting better, staying the same or getting worse is a much shorter timeframe and we do look at that on a month-to-month basis. We do this actually every month and to the extent there are further deteriorations in the economy, it could A, cause more impairments and B, is driven into our underwriting model.

With that said, our underwriting model has been affected two ways. One is we’ve certainly brought down the anticipated collections of buys we’re looking at now in a very conservative way down to where they’re performing today.

But the other thing we’ve done is we’ve increased our targeted IRR based on the assumption that there’s more volatility in the performance than we’ve seen historically.

So we feel like we’ve put a little safety net in the stuff we’re buying right now. And we are still bidding below market as indicated by the fact that we did not spend in the quarter what we had originally anticipated. But we feel really good that what we bought, we can do well with. And, if it continues to deteriorate, we’ll only get better buying opportunities.

On the service business, it is a little more tricky. Every time there’s a downturn in collectability, it certainly adversely impacts us. But the good news there, and we’ve seen this through they cycle, is, you might get hurt for a quarter but as soon as you get behind that quarter, the clients need more resources. And that’s the benefit as I pointed out in the call is of having a business that is not relying on buying portfolios.

You know, two thirds of our business is driven by services and as the economy gets worse, yes it hurts us for a quarter maybe but the reality is our clients need more and more and more resources and they want to buy them from their number one partner which we believe in the ARM space at least is NCO. So we watch that stuff monthly.

We spend a lot of time thinking about what’s happening in the economy and we are making changes, in some cases by the week here, in specific products as far as staffing, throughput, collectability and certainly in underwriting.

Kevin Moss:	Great. And last question is what keeps you guys up at night?

Michael Barrist:	What keeps us up at night? Right now it’s kind of a strange thing. If you’d asked me that in the fourth quarter, I would have said the uncertainty of the economy. I think at this point we all acknowledge that we’ve seen a major sea change in how consumers are behaving.

And certainly we think a lot about what if it gets worse. But one can make an argument from prior periods what we’ve seen is even if the economy doesn’t get better, consumer behavior sometimes improves a little bit just as people get used to the new playing field.

A lot of what I spend my time on now thinking about, and I don’t actually do this our operations people do this, is really just execution, in both the ARM and CRM business. We have a lot of business ramping up right now and a lot of good opportunity with clients. We spent a lot of years building a brand name that when there’s issues, clients always run to NCO first, listen to what we have to say and like to work with us. And don’t get me wrong, it doesn’t mean that they’re not paying us premium pricing because clients don’t do that in our industry. But, there’s a lot of ramp going on.

So if there’s anything that I think is really focusing our team right now and spending a lot of time with is really how do we execute and spin up all these resources that we need to as quickly as possible and use as much of our existing capacity as we can and be smart about it. At the extent we need to add capacity, make sure we only add it in places where we want to be long term. If we need to add some short term capacity, find the most cost effective way to do that.

Kevin Moss:	Great. Thank you so much.

Michael Barrist:	Sure.

Operator:	Again, if you would like to ask a question, press star 1. Your next question comes from the line of Steve Bassett with Lehman Brothers.

Steve Bassett:	Had a couple quick follow up question. One directly related to the last question I guess. How do things look in the second quarter? Are things kind of leveled off or do you see, you know, the collection environment worsening?

Michael Barrist:	As of right now the color I can give you is that April was, from a collection perspective, we are tracking very well to our plan. But from a pure collection perspective, there was a little bit of deviation down in April like we saw in March primarily because tax season ended during March instead of during April. So we could kind of put our thumb on that.

May, I don’t have numbers yet, but May is kind of tracking along I believe pretty much where we thought. But certainly we share all the same concerns everyone does that will this get worse and we’re watching it week to week.

Again, it’s not as big of an issue in the service business because my instinct is that we’ll continue to over perform from a volume perspective if things stay steady state. If things get worse, volume will go up. So I think we’ll see the trend that’s already started. In the portfolio business, if things get worse could there be some more fine tuning impairment? Yeah, there could. We’ve taken some pretty healthy impairments already and feel like we were taking impairments before any of the other competitors. We feel like we’ve been on top of this as far as what’s there.

So, could there be a little more? Yeah. I think in that business also a little bit of more impairment will be by far outweighed by service revenue. That’s the short-term good news. I think the long-term good news is at some point in the next couple quarters there’s going to be great buying opportunities.

And then my goal is to continue to ride the wave in the service business but figure out how to get back on the wave in the portfolio business at the exact right time because then we’ll be hitting on all the business at once.

Steve Bassett:	Great. Actually my second question is a follow up to what you were just talking about. I’ve seen from a revenue and an earnings perspective a breakout on the three businesses. But on a volume - either on a number of accounts or labor hours, how much does the portfolio management business make up as a percent of total?

And I guess where I’m going with that question if volumes increase on the service side significantly over the next couple quarters, is there any significant additional investment you’d have to make or can you kind of move, you know, labor from one portion of the business to the other?

Michael Barrist:	Well labor doesn’t move well between CRM and ARM.

Steve Bassett:	Yeah. I meant more portfolio management. You know…

Michael Barrist:	We’ve seen some of that already because the amount of service work our service division is doing for our portfolio business has decreased pretty materially across the quarter from where we thought it would be. And we certainly use those resources. The resources are pretty flexible in ARM.

And one of the nice things about having the OSI and the SST acquisition on board is, we’re not buying or renting theoretically anymore real estate right now in the U.S. outside of our normal, occasional move or reduction of a site. The only places we really need to expand right now that we’re very, very focused on is in Latin America, which is an ongoing expansion, and the Philippines.

So the good news is we believe we can absorb a lot of this volume into existing channels that we have in ARM business. And CRM, again we’re kind of in the middle of a transition out of Canada because of the weakening U.S. dollar.

Most of that work is moving to the Philippines. And some of our work’s actually being done in the U.S. just because it’s the same price as Canada right now. But we’re trying to use existing real estate that we own as opposed to taking more. And that’s one of our major initiatives is not to go long on any real estate that we need relative to this bubble. Make sure that we’re only long on real estate that we’re going to need long term.

Steve Bassett:	Okay. And in this type of economic environment, do your system become, you know, that much more important so that from a resource perspective you’re working on, you know, those specific accounts that have a much higher probability of collection versus the different economic environment or…

Michael Barrist:	Well, over the last few years, we’ve really morphed to this environment where we’re using a lot of science to guide us in the right direction of following the money. I think the real issue is does that science change, which it does in real time to try and take us in a different direction to follow the money and different strategies and that is absolutely and ongoing process of re-looking at these models and seeing where the slippage has been.

And in some portfolios it’s across the board within every buffet of the segmentation. In other portfolios it’s more defined to certain areas. And that is an ongoing process and yes we are doing that and we’ll continue to do that because one of the things that we feel is that that is giving us a huge advantage.

Things we’ve done for five years thinking it would improve profitability, it’s certainly doing that but it’s also helping us not incur any losses or less losses as downturns happen. So we think the math is definitely helping us and continue to do that.

Steve Bassett:	Great. Thanks.

Operator:	Again, if you would like to ask a question, press star 1. You have no further questions at this time.

Michael Barrist:	Great. Thank you operator. Thank you everyone for joining us today. If anyone has any further questions, please feel free to call John Schwab or Brian Callahan. Thank you.

Operator:	Thank you for joining today’s conference call. You may now disconnect.

END